UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2010

THE OLB GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	000-52994	13-4188568
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1120 Avenue of the Americas, 4th Floor, New York, New York 10036
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 278-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On June 17, 2010, The OLB Group, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Agreement") with Retailer Networks Inc., a New York corporation (“RNI”). Pursuant to the Agreement, the Company agreed to acquire and, RNI agreed to sell, certain assets including all processes, software, licensed software, systems, copyrighted materials, trade names, trademarks, service marks, websites, domain names, promotional materials, contracts, licenses, goodwill, customer lists, know-how and all other rights constituting, held, associated with, used or useful in connection with a certain business to business system.  The acquisition of the assets from RNI by the Company closed on June 17, 2010.

In consideration for the assets, the Company issued RNI 11,556,835 shares of common stock of the Company (the “RNI Shares”) and a common stock purchase warrant to acquire 13,316,835 shares of common stock for a period of two years at an exercise price of $0.40 per share.  The Company and RNI entered into an escrow agreement pursuant to which 1,155,684 of the RNI Shares (the “Escrowed Shares”) were placed in escrow for a period of six months.  In the event that RNI is required to indemnify the Company for any loss, the Company will be entitled to cancel the Escrowed Shares.

In addition, the Company and RNI entered a purchase agreement whereby RNI purchased 3,571,429 shares of common stock of the Company for $100,000.

The RNI Shares were offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. RNI is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

99.1	Asset Purchase Agreement by and between The OLB Group, Inc. and Retailer Networks Inc. dated June 17, 2010

99.2	Escrow Agreement between The OLB Group, Inc., Retailer Networks Inc. and Transfer Online, Inc.

99.3	Stock Purchase Agreement between The OLB Group, Inc. and Retailer Networks Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE OLB GROUP, INC.

By: /s/ Ronny Yakov
Name: Ronny Yakov
Title: Chief Executive Officer